Exhibit 23.1

DALE MATHESON CARR-HILTON LABONTE LLP CHARTERED PROFESSIONAL ACCOUNTANTS	1500 – 1140 w. Pender Street Vancouver, BC V6E 4GI TEL 604.687.4747 FAX 604.689.2778

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-1 (Amendment No. 1) of our report dated February 4, 2022 to the shareholders and board of directors of Western Magnesium Corporation (the “Company”) on the consolidated statements of financial position of the Company as at October 31, 2021 and 2020, and the consolidated statements of loss and comprehensive loss, shareholders’ deficit and cash flows for the years then ended, and to the reference to our firm under the caption “Experts” in the related prospectus of the Company dated June 24, 2022.

/s/ DMCL

DALE MATHESON CARR-HILTON LABONTE LLP CHARTERED PROFESSIONAL ACCOUNTANTS
Vancouver, Canada
June 24, 2022